Exhibit 99.1

BioLargo's Clyra Medical Gains Commercial Traction as Clinician Enthusiasm Drives Health System Adoption

Following a strong reception at SAWC Fall 2026, Clyra and BioLargo leadership discuss clinician feedback, health system momentum and an expanding distribution network in a new fireside chat

WESTMINSTER, CA / November 2, 2026 / BioLargo, Inc. (OTCQX: BLGO), a cleantech and life sciences company, today released a fireside chat video about the commercial progress of its subsidiary Clyra Medical Technologies, Inc. ("Clyra"). The video features Dennis P. Calvert, President and CEO of BioLargo and Chairman of Clyra, and Steve Harrison, CEO of Clyra. It was moderated by Matt Kreps of Darrow Associates, BioLargo's investor relations firm.

The video is available on BioLargo's YouTube channel - Click this Link

The conversation followed the Fall 2026 Symposium on Advanced Wound Care (SAWC) in Las Vegas, where Clyra and its national distributor Advanced Solution featured ViaCLYR®, Clyra's FDA 510(k)-cleared wound irrigation solution. Key highlights included:

•

Growing clinical adoption. Since its commercial launch in March 2026, ViaCLYR® has been used in the treatment of hundreds of patients, generating highly favorable feedback from clinicians regarding its performance and clinical utility.

•

Healthcare system adoption advancing. Clyra is progressing through the long process of clinical evaluations and approval processes with several U.S. healthcare systems, which includes clinician trials, technical reviews, clinical support, hands-on product use, and committee evaluation and approval. The company is farthest along with a system operating almost 20 hospitals and 200 clinics where ViaClyr® use focuses on advanced wound and burn care.

•

Distribution infrastructure established. Clyra continues to expand its commercial reach through established distribution relationships. Advanced Solution provides access to approximately 85% of the U.S. market, while Spartan Medical serves federal healthcare customers, including the Department of Defense and Veterans Affairs. Al Hikma provides distribution coverage across 18 countries in the Middle East, where product registrations are underway.

•

Additional strategic partnership progressing toward launch. Clyra is preparing to introduce an additional product line in collaboration with a confidential strategic partner, with further details expected to be announced as commercialization plans advance.

BioLargo has furnished a transcript of the fireside chat as an exhibit to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

"We launched ViaCLYR in March, and we're already in evaluation and approval discussions with several large U.S. health systems working directly with their clinical teams to make our products available," said Steve Harrison, CEO of Clyra Medical. "That's being driven by clinicians who have used ViaCLYR on their patients and want to keep using it. Adoption in large systems is a disciplined process, and we're working through it now with our distribution network."

Dennis P. Calvert, President and CEO of BioLargo and Chairman of Clyra Medical commented, "Clyra epitomizes BioLargo’s foundational mission to develop technologies to impact the world for a greater good. We founded Clyra to introduce our unique technology into medicine, and we are now watching that investment bear fruit. Doctors are embracing the products, health systems are moving to adopt it, and distribution partners are in place. Clyra is competing at the highest level of the industry, and we're very excited about what comes next."

About BioLargo, Inc.

BioLargo, Inc. (OTCQX: BLGO) is a cleantech and life sciences innovator and engineering services solution provider. Our core products address PFAS contamination, achieve advanced water and wastewater treatment, control odor and VOCs, improve air quality, enable energy efficiency and safe on-site energy storage, and wound care. Our approach is to invent or acquire novel technologies, develop them into product offerings, and extend their commercial reach through licensing and channel partnerships to maximize their impact. Our website is: www.biolargo.com.

About Clyra Medical Technologies
Clyra Medical Technologies, Inc., a subsidiary of BioLargo, Inc., focuses on infection control and advanced wound care. Founded in 2012, the company develops and commercializes wound care solutions based on its proprietary Copper-Iodine Complex Technology, with FDA-cleared products delivered through strategic distribution partnerships. See www.ClyraMedical.com.

Contact Information:

Investor Relations Matt Kreps Darrow Associates, Inc. 214-597-8200 mkreps@darrowir.com

Dennis P. Calvert President and CEO, BioLargo, Inc. 888-400-2863 info@BioLargo.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about BioLargo, Inc.’s future financial performance, business plans, product development, commercialization, market acceptance and growth prospects. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “may,” “will,” “could,” “should,” “potential” and similar expressions identify forward-looking statements. They are based on management’s current expectations and assumptions, and they are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Those risks and uncertainties include, among others, our history of net losses, our need for additional financing and possible limits on our access to capital markets; uncertainty about when we will become profitable; our reliance on third-party marketing partners, outside manufacturers and suppliers, and the absence of minimum purchase commitments from most customers; supply chain disruptions, tariffs and volatile raw material and ingredient costs; the risk that our technologies, including our liquid sodium battery, do not achieve market acceptance; difficulty managing growth; the cost and uncertainty of obtaining FDA, EPA, state and foreign regulatory approvals; the ineffectiveness of our disclosure controls and internal control over financial reporting; our dependence on key personnel; limits on our ability to protect our trade secrets and patents, and the risk that we infringe the intellectual property of others; product liability claims, litigation, regulatory actions and negative publicity; quarterly swings in our results, and seasonal and weather-related swings in sales; risks of international operations; intense competition from larger, better-funded companies; business disruptions, cybersecurity threats and data breaches; general economic and geopolitical conditions; and risks related to our common stock, including dilution from our equity line, stock-based payments, future financings and preferred stock, thin trading on the OTCQX, price volatility, penny stock rules and the absence of dividends. For a more complete discussion of these and other risks, see the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###